   As filed with the Securities and Exchange Commission on February 11, 2002.
                                                   REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                                 THE SECURITIES
                                   ACT OF 1933

                            ------------------------

                                SPATIALIGHT, INC.
             (Exact name of registrant as specified in its charter)

              NEW YORK                                      16-1363082
   (State or other jurisdiction of                         (IRS Employer
   incorporation or organization)                       Identification No.)

                        9 COMMERCIAL BOULEVARD, SUITE 200
                            NOVATO, CALIFORNIA 94949
                                 (415) 883-1693
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 Robert A. Olins
                         Acting Chief Executive Officer
                                SpatiaLight, Inc.
                        9 Commercial Boulevard, Suite 200
                            Novato, California 94949
                                 (415) 883-1693
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                                Melvin Katz, Esq.
                 Robinson Silverman Pearce Aronsohn & Berman LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 541-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AS DESCRIBED IN THE PROSPECTUS AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                                                 PROPOSED
                                                                 PROPOSED         MAXIMUM
                                                AMOUNT            MAXIMUM        AGGREGATE     AMOUNT OF
          TITLE OF EACH CLASS OF                 TO BE        OFFERING PRICE     OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED           REGISTERED       PER SHARE(1)      PRICE(1)         FEE
-----------------------------------------------------------------------------------------------------------
Common Shares, par value $.01 per share     3,219,605 shares      $4.20        $13,522,341      $1,245
===========================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on The Nasdaq SmallCap Market on February 5, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                              SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED FEBRUARY 11, 2002

                                SPATIALIGHT, INC.


                               3,219,605 SHARES OF
                                  COMMON SHARES

        This prospectus relates to the resale of up to 3,219,605 shares of our common shares, par value $.01 per share, by certain selling shareholders. These shares include (i) an aggregate of 1,807,141 shares which were issued upon exercise of warrants with exercise prices of $1.75, $1.875, $2.00 or $2.50 per share, (ii)150,000 shares which are issuable upon exercise of warrants at an exercise price of $2.50 per share, (iii) 142,857 shares which were issued upon conversion of a $250,000 Note at a conversion price of $1.75 per share, (iv) an aggregate of 1,019,607 shares which were sold by us at prices ranging between $1.75 and $2.40 per share in private share purchase transactions which occurred on May 15, 2001, August 9, 2001, October 1, 2001 and October 29, 2001, and (v) 100,000 shares which are issuable upon exercise of stock options at an exercise price of $.75 per share. Certain of the shares covered by this prospectus are held in escrow.

        Our common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV." On February 4, 2002, the last sale price of our common shares as reported on The Nasdaq SmallCap Market was $4.37 share.

        Our principal executive offices are located at 9 Commercial Boulevard, Suite 200, Novato, California 94949, and our telephone number is (415) 883-1693.

        AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 1.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                            ------------------------


               The date of this Prospectus is February 11, 2002.

                                TABLE OF CONTENTS


                                                                                          PAGE
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS....................................1

GENERAL AND RECENT DEVELOPMENTS..............................................................1

RISK FACTORS.................................................................................1

ABOUT SPATIALIGHT............................................................................8

USE OF PROCEEDS..............................................................................9

SELLING SHAREHOLDERS.........................................................................9

DESCRIPTION OF COMMON SHARES................................................................11

PLAN OF DISTRIBUTION........................................................................11

LEGAL MATTERS...............................................................................12

EXPERTS.....................................................................................12

WHERE TO FIND MORE INFORMATION..............................................................13

DOCUMENTS INCORPORATED BY REFERENCE.........................................................13

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION  FOR SECURITIES ACT LIABILITIES........14

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements and information contained in this prospectus concerning our future, proposed and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the electronics industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed below under "Risk Factors."


                         GENERAL AND RECENT DEVELOPMENTS

        We develop and supply microdisplays that provide high resolution images suitable for applications such as rear projection computer monitors, high definition television and video projectors, and potential applications such as those used in wireless communication devices, portable games and digital assistants. At this stage in the development of our business, we are subject to serious risks of operations. We have recently executed three agreements to provide display units to four electronics manufacturers in China for use in certain of their products. In the event that our display units meet certain technical criteria satisfactory to the manufacturer at the conclusion of the respective test periods specified in these agreements, as to which there can be no assurance, we expect to obtain substantial purchase orders from these manufacturers to supply our display units. These agreements are subject to various contingencies and we cannot assure that they will result in significant revenues, if any. These agreements and other risks of operations are described below under "Risk Factors" and "About SpatiaLight".


                                  RISK FACTORS

        THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO SECURITIES OF SPATIALIGHT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK
FACTORS:

OUR ABILITY TO OPERATE COULD SUFFER OR CEASE IF WE ARE UNABLE TO OBTAIN FURTHER FINANCING.

        Although our financial condition and liquidity have recently been strengthened through the exercise of warrants and private purchases of our shares, in the event that we are unable to obtain further financing, or the costs of development and operations prove greater than anticipated, we may be required to curtail our operations or seek alternative financing arrangements. Additional financing may not be available to us on favorable terms or at all. If we have insufficient funds or are unable to raise additional funds, we may be required to delay, reduce or cease certain of our programs. This would materially harm our business. Our auditors have included an explanatory paragraph in their opinion in our Form 10-KSB on our financial statements for our last fiscal year stating that substantial doubt exists about our ability to continue as a going concern.

WE ARE SUBJECT TO LENGTHY DEVELOPMENT PERIODS AND PRODUCT ACCEPTANCE CYCLES.

        Our business model requires us to develop microdisplays that perform better than existing technologies, contract with one or more third-party manufacturers to manufacture our display units in bulk, and sell the resulting display units to original equipment manufacturers that will then incorporate them into their products. Original equipment manufacturers make the determination during their product development programs whether or not to incorporate our display units in their products. This requires us to invest significant amounts of time and capital in designing display units before we can be assured that we will generate any significant sales to our customers or even recover our investment. If we fail to recover our investment from such display units, it could seriously harm our financial condition. The length of time our products may be successfully received by our customers could be limited by the acceptance of new technologies developed by our customers.

WE INCUR SUBSTANTIAL RESEARCH AND DEVELOPMENT COSTS.

        We currently have seventeen engineering personnel based in California working on microdisplays. This staffing creates significant research and development costs that may not be recouped. Even if our current microdisplays become accepted or successful, due to the rapid technological change in our industry, we must continue to use, and may increase in number, our engineering personnel to develop future generations of our microdisplays. As a result, we expect to continue incurring significant research and development costs.

WE MAY EXPERIENCE DIFFICULTIES MASS-PRODUCING MICRODISPLAYS.

        We need to work closely with our manufacturing sources to assure volume production of our current display units. Problems in implementing volume production or lower than expected manufacturing yields could significantly harm our business because we will have already incurred the costs for the materials used in the microdisplay manufacturing process. These problems could cause delays that might lead our potential customers to seek other sources.

        We currently obtain silicon backplanes, a vital component in our microdisplays, from the Far East. Some Asian countries are subject to earthquakes, typhoons and political instability. Unless we obtain an alternative source, any disruption or termination of our silicon manufacturing operations in Taiwan or air transportation with the Far East could significantly harm our operations.

        Our microdisplays are assembled by combining the silicon backplanes with electronic components. The design and manufacture of liquid crystal displays and display units are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. Because our assembly contract is relatively new, we anticipate that technical issues in the manufacturing process will arise and need to be resolved. Contract manufacturers do not guarantee their manufacturing yields. In addition, the complexity of manufacturing processes will increase along with increases in the sophistication of our display units. Low manufacturing yields or delivery problems could significantly harm our operating results.

A MARKET FOR OUR PRODUCTS MAY NOT DEVELOP.

        Various target markets for our microdisplays, including projectors, monitors, high-definition televisions, and portable microdisplays, are uncertain, may be slow to develop or could utilize competing technologies. High-definition television has only recently become available to consumers, and widespread market acceptance is uncertain. In addition, the commercial success of the portable microdisplay market is uncertain. Gaining acceptance in this market may prove difficult because microdisplays offer a radically different approach to the presentation of information than current products provide. In order for us to succeed, not only must we offer end-product manufacturers better and less expensive microdisplays than our competitors, but the manufacturers themselves must also develop products that are commercially successful. Our failure to sell our microdisplays to such manufacturers or the failure of the ultimate target markets to develop as we expect will negatively affect our anticipated growth.

OUR DISPLAYS MAY NOT SUCCEED COMMERCIALLY.

        Our microdisplays may not be accepted by a widespread market. Even if we successfully mass-produce a display that is used in a product, our customers may determine not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:

               -  superior technologies developed by our competitors;

               -  price considerations; and

               -  lack of anticipated or actual market demand for the products.

        We currently have agreements with a limited number of customers. Despite our reasonable efforts to retain these customers, we may not be successful in this regard. The loss of, or significant reduction in sales attributable to, any one or more of these customers could materially harm our business and financial condition.

WE DO NOT HAVE FIRM PURCHASE ORDERS FROM OUR CUSTOMERS.

        Our customers have not yet provided us with firm purchase orders for our microdisplays. We have entered into three agreements with four original equipment manufacturers in China to sell our display units. These agreements, which differ from each other in certain respects, are subject to various material contingencies, including the failure of our display units to meet technical criteria satisfactory to the customer. In addition, even if our display units are successful and meet or exceed the customer's technical criteria, we may have problems implementing volume production of our display units. As a result of these contingencies, we do not have firm purchase orders for our display units. Furthermore, sales to manufacturers in the electronics industry are subject to severe competitive pressures, rapid technological change, and product obsolescence. Manufacturers may, at any time, cancel purchase commitments or reduce or delay orders thereby increasing our inventory and overhead risks. Therefore, we cannot assure you that these agreements may result in significant revenues, if any, to us.

WE DEPEND ON THE MARKET ACCEPTANCE OF THE PRODUCTS OF OUR CUSTOMERS.

        We do not sell any products to end-users. Instead, we design and manufacture various product solutions that our customers (i.e., original equipment manufacturers) may incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers' products. Any significant slowdown in the demand for our customers' products would materially harm our business.

        Our dependence on the success of the products of our customers exposes us to a variety of risks, including our need to do the following:

               - maintain customer satisfaction with our design and manufacturing services;

               - match our design and manufacturing capacity with customer demand and maintain satisfactory delivery schedules;

               - anticipate customer order patterns, changes in order mix, and the level and timing of orders that we can meet; and

               - adjust to the cyclical nature of the industries and markets we serve.

        Our failure to address these risks may cause us to lose sales or for sales to decline.

WE FACE INTENSE COMPETITION.

        We serve highly competitive industries that are characterized by price erosion, rapid technological change and competition from major domestic and international companies. This intense competition could result in pricing pressures, lower sales, reduced margins and lower market share. Some of our competitors have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution and other resources than we possess. As a result, they may be able to introduce new products and respond to customer requirements more quickly than we can.

        Our competitive position could suffer if one or more of our customers decides to design and manufacture their own display units, to contract with our competitors, or to use alternative technologies. In addition, our customers typically develop a second source. Second source suppliers may win an increasing share of a program. Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

               - our success in designing and manufacturing new display technologies;

               -  our ability to address the needs of customers;

               - the quality, performance, reliability, features, ease of use, pricing, and diversity of our display products;

               - foreign currency fluctuations, which may cause a foreign competitor's products to be priced significantly lower than our displays;

               -  the quality of our customer services;

               -  the efficiency of our production sources;

               - the rate at which customers incorporate our displays into their own products; and

               -  products or technologies introduced by our competitors.

THE ELECTRONICS INDUSTRY IS CYCLICAL.

        The electronics industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, and production over-capacity. Since the electronics industry is cyclical in nature, we may experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

WE MUST FINANCE THE GROWTH OF OUR BUSINESS AND THE DEVELOPMENT OF NEW PRODUCTS.

        To remain competitive, we must continue to make significant investments in research and development, equipment and facilities. Our failure to obtain financing or generate sales to offset our costs would significantly harm our operating results.

        Although our financial condition and liquidity have been strengthened through the exercise of warrants and private purchases of our shares, we may still require additional equity or debt financing to provide for the capital expenditures required to maintain our research and development and to move to production. If such financing is not available on satisfactory terms, we may be unable to expand our business at the rate desired and our operating results may suffer. Additional equity financing could result in additional dilution to existing shareholders. Debt financing increases expenses, must be repaid regardless of operating results, and is secured against our assets, potentially leaving fewer resources available to equity holders.

OUR OPERATING RESULTS ARE NEGATIVE AND SUBJECT TO FLUCTUATIONS.

        We have sustained losses in the past five years and have experienced cash shortages. We will need to achieve substantial sales to support our cost structure before we can begin to recoup our operating losses and accumulated deficit. Any progress toward profitability may not be steady and may be subject to significant periodic or seasonal quarterly fluctuations due to factors including the following:

               - introductions of displays and market acceptance of new generations of displays;

               -  timing of expenditures in anticipation of future orders;

               -  changes in our cost structure;

               -  availability of labor and components;

               -  pricing and availability of competitive products and services;

               -  the timing of orders;

               - the volume of orders relative to the capacity we can contract to produce;

               -  evolution in the life cycles of customers' products; and

               -  changes or anticipated changes in economic conditions.

THE MARKET PRICE OF OUR COMMON SHARES MAY BE VOLATILE.

        The market price of our common shares has been extremely volatile, reflecting reported losses, receipt of additional financing and changes of management. Other companies have found similar volatility correlates with class action securities lawsuits although SpatiaLight to date has not been a defendant in any such lawsuit. The trading price of our common shares in the future could continue to be subject to wide fluctuations in response to various factors, including the following:

               -  quarterly variations in our operating results;

               - actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

               -  public announcements regarding our business developments;

               -  changes in analysts' estimates of our financial performance;

               -  general conditions in the electronics industry; and

               -  worldwide economic and financial conditions.

        In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices for many high-technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations and other factors may adversely affect the market price of our common shares.

OUR COMMON SHARES MAY NOT BE LIQUID.

        Our common shares are currently traded on The Nasdaq SmallCap Market. Our shareholders may find that it is more difficult to sell our common shares than shares that are listed on The Nasdaq National Market, American Stock Exchange or New York Stock Exchange. The trading volume of our common shares may be limited in part due to the marketability of our shares. Any swing in the price of our common shares may result in a material reduction in price because relatively few buyers may be available to purchase our common shares.

SALES OF LARGE NUMBERS OF SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON SHARES.

        Many of our outstanding shares are freely tradable without restrictions or further registration. Sales of substantial amounts of common shares by our shareholders, or even the potential for such sales, may adversely affect the market price of our common shares and could impair our ability to raise capital through the sale of our equity securities.

WE DEPEND ON KEY PERSONNEL.

        Our development and operations depend substantially on the efforts and abilities of our senior management and technical personnel. The competition for qualified management and technical personnel is intense. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse affect on us, particularly since currently we do not have any life insurance policies in place to cover that contingency. Our success will depend upon our ability to attract and retain highly qualified scientific, marketing, manufacturing, financial and other key management personnel. We face competition for such personnel and cannot assure that we will be able to attract or retain such personnel or not incur significant costs in order to do so.

WE MUST PROTECT OUR INTELLECTUAL PROPERTY.

        We believe that our success depends in part on protecting our proprietary technology. Third parties could claim that we are infringing on their patents or other intellectual property rights. In the event that a third party alleges that we are infringing on its rights, we may not be able to obtain licenses on commercially reasonable terms from that third party, if at all, or that third party may commence litigation against us, either of which contingencies could significantly harm our business.

        We rely on a combination of patent law, trade secret law, attempts to limit disclosure of our confidential information and contractual provisions to protect our intellectual property. Trade secret laws and contractual provisions afford only limited protection. We face risks associated with our intellectual property, including the following:

               -  pending patent applications may not be issued;

               - patents issued to us may be challenged, invalidated, or circumvented;

               - unauthorized parties may obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

               - others may independently develop similar technology or design around any patents issued to us;

               - intellectual property laws may not protect our intellectual property; and

               - effective protection of intellectual property rights may be limited or unavailable in some foreign countries, such as China, in which we may operate.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL TRADE AND CURRENCY EXCHANGE.

        Political and economic conditions abroad may adversely affect the foreign manufacture and sale of our displays. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could adversely affect our ability to manufacture or sell displays in foreign markets and to purchase materials or equipment from foreign suppliers. All of our agreements with customers are governed by foreign law and, therefore, are subject to uncertainty with regard to their enforceability.

WE MUST EFFECTIVELY MANAGE OUR GROWTH.

        The failure to manage our growth effectively could adversely affect our operations. Our ability to manage our planned growth effectively will require us to:

               -  enhance our operational, financial, and management systems;

               -  expand our facilities and equipment; and

               - successfully hire, train, and motivate additional employees, including technical staff.

        As we expand, our overhead and selling expenses will increase. We also may be required to increase staffing and purchase capital equipment. Customers, however, generally do not commit to firm production schedules significantly in advance of their anticipated needs. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability.

WE COULD BE LIABLE IN CONNECTION WITH PRODUCT LIABILITY CLAIMS.

        Product liability claims may be asserted against us in the event that the use of our products, or products which incorporate our displays, are alleged to cause injury or other adverse effects. Our product liability insurance may not be adequate to protect us against potential claims. As a result, a successful claim against us could significantly harm our financial stability. In addition, our reputation may be negatively affected by product liability claims regardless of the merit or eventual outcome of the claim.

WE DO NOT PAY CASH DIVIDENDS.

        We have never paid any cash dividends on our common shares and do not anticipate that we will pay cash dividends in the near future. Instead, we intend to apply any future earnings to the expansion and development of our business.


                                ABOUT SPATIALIGHT

        We develop and supply microdisplays that provide high resolution images suitable for applications such as rear projection computer monitors, high definition television and video projectors, and potential applications such as those used in wireless communication devices, portable games and digital assistants. Our microdisplays are designed for use in end products of original equipment manufacturers, and therefore we work closely with customers to incorporate our microdisplays into their final products. Because our microdisplays can be manufactured using existing silicon and liquid crystal processes, we contract with existing manufacturers for the production of our silicon and the assembly of the final microdisplay. We have patents covering parts of our designs; however the key designs of the circuitry in the silicon, drive electronics, and liquid crystal assembly techniques are proprietary and not covered by patents.

        Our microdisplays are high-resolution liquid crystal displays. They are constructed with a silicon chip, a layer of liquid crystals and a glass cover plate in contrast to the more common construction of liquid crystals sandwiched between two glass plates. These displays are also known as and commonly referred to as liquid crystal displays, active matrix liquid crystal displays, liquid crystal on silicon, and spatial light modulators.

        Our microdisplays measure approximately three-fourths of an inch diagonally and contain large arrays of pixels. Therefore our microdisplays can provide more content at a lower cost than currently available displays. The image on a microdisplay can be projected onto a screen or other surface for individual or group viewing or used in a portable application that is viewed through a magnifying device similar to a viewfinder. Potential microdisplay applications include:

               - large-screen rear-projection television systems, in both standard television format and high definition television formats;

               - large-screen rear-projection computer monitors in a variety of resolutions;

               -  video projectors for presentations;

               - head-mounted displays which are used for virtual reality systems, defense, aerospace and gaming applications;

               - and other potential applications such as point of purchase displays, optical computing, data storage and holographic imaging systems.

        Our technology uses liquid crystals and silicon chips. An advantage of these materials is that processes for working with them are already known and they may be produced more quickly than competing technologies offering comparable quality. By using existing manufacturing processes, we believe we will be able to obtain economies of scale. We are currently working in conjunction with Fuji Photo Optical Company for the manufacture of light engines using our microdisplays to be sold to our customers.

        We have recently entered into three agreements with four original equipment manufacturers in China to provide display units for use in their products. The terms of these agreements provide that we are to provide these equipment manufacturers with display units for use in certain of their products. In the event that our display units meet certain technical criteria satisfactory to the manufacturer upon the conclusion of the respective test periods specified in these agreements, as to which there can be no assurance, we expect to obtain substantial purchase orders from these manufacturers for these display units. These agreements are subject to various contingencies and there can be no assurance that these agreements will result in significant revenues, if any, to us.

        We were incorporated under the laws of the State of New York in 1989. Our executive offices are located at 9 Commercial Boulevard, Suite 200, Novato, California 94949.


                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common shares being offered hereby for the account of the selling shareholders. Such proceeds will be received by the selling shareholders. Those selling shareholders who hold warrants are required to pay the full exercise price of those warrants or the outstanding balance of promissory notes they delivered as consideration for the exercise of their warrants.


                              SELLING SHAREHOLDERS

        The following table sets forth with respect to each selling shareholder the number of common shares beneficially owned as of February 6, 2002, the number of common shares being offered pursuant to this prospectus and the number of common shares owned after the offering. With the exception of Lawrence Matteson who is a director and Steven F. Tripp, who is a beneficiary of the Steven F. Tripp Trust and is also a director, none of the Selling Shareholders listed in the table have held any position or office or have had a material relationship with us or any of our affiliates with in the past three years.

                                    Number of                                  Number of Common
      Name of Selling          Common Shares Owned      Number of Common      Shares Owned After
        Shareholder           Prior to the Offering   Shares Being Offered      the Offering
      ---------------         ---------------------   --------------------    ------------------
Jimmie H. Harvey                      391,270                121,429                269,841
BirminghamHematology-                 256,190                 42,857                213,333
   FBO Jimmie H. Harvey
Hilliard Limited Partnership          279,364                 28,571                250,793
Paul Klister                          139,682                 14,286                125,396
Marcia K. Tripp                       260,286                 64,286                196,000
Lisa Marie Tripp Trust                185,317                 50,000                135,317
Steven F. Tripp Trust                 162,698                 71,419                 91,269
Wayne P. Tripp                        234,126                 71,429                162,697
Robert W. Weyers                      243,651                 28,571                215,080
Jeffery J. Weyers                     243,651                 28,571                215,080
Ronald A. Weyers                       65,079                 28,581                 36,508
Weyers Family Ltd.                    243,651                 28,571                215,080
   Partnership
Matthew A. King                        24,405(1)              10,714(1)              13,691
   Charitable Remainder
   DTD 5-29-97
Llew Ann King                          65,079(2)              28,571(2)              36,508
Agt. C.T. Williams, TUA                24,405(1)              10,714(1)              13,691
   11/1/76 FBO Matthew A
   King Account 10830
Jefferson R. Cobb                     172,221                 28,571                143,650
Jonathan Brooks                       445,797                445,797                      0
JRT Investments, Inc.                 510,000(3)             300,000(3)             210,000
Hartwell Davis                        300,000                300,000                      0
Greenpark Limited                   1,063,500                600,000                463,500
Carol Becker                          600,000                600,000                      0
Steven Becker                         100,000                100,000                      0
Mansour Rasnavad                      183,333                 75,000                108,333
William Cobb Hazelrig                  50,557                 41,667                  9,000
Lawrence Matteson                     275,000(4)             100,000(5)             175,000
                                    ---------              ---------              ---------

TOTALS                              6,519,372              3,219,605              3,299,767
                                    =========              =========              =========

---------------

(1) Includes 10,714 shares deposited in an escrow account pursuant to a share purchase agreement between the selling shareholder and SpatiaLight. The shares are subject to release from escrow upon payment in full of the outstanding installments owing under such agreement.


(2) Includes 28,571 shares deposited in an escrow account pursuant to a share purchase agreement between the selling shareholder and SpatiaLight. The shares are subject to release from escrow upon payment in full of the outstanding installments owing under such agreement.

(3) Includes 150,000 shares issuable upon exercise of warrants owned by the selling shareholder at an exercise price of $2.50 per share.


(4) Includes shares issuable upon exercise of stock options granted to the selling shareholder at exercise prices of $0.25, $0.625 and $0.75 per share.


(5) Represents 100,000 shares issuable upon exercise of stock options at an exercise price of $0.75 per share.

        We presume that the selling shareholders will sell all of the shares offered under this prospectus. We are unable to determine the exact number of shares that will actually be sold. However, the right to purchase the shares under the warrants and stock options will be forfeited unless exercised before the expiration date of such warrants and stock options.

        We are obligated under registration agreements with the selling shareholders named above to bear all of the expenses of the preparation and filing of the registration statement of which this prospectus is a part.


                          DESCRIPTION OF COMMON SHARES

        Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 40,000,000 Common Shares, $.01 par value. As of February 8, 2002, 25,855,217 shares were issued and outstanding.

        The holders of our Common Shares have equal ratable rights to dividends from funds legally available therefor, when, and if declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of Shares upon the liquidation, dissolution or winding up of our affairs. We have not paid, and have no current plans to pay, dividends on our Common Shares. Holders of our Shares are entitled to one vote per Share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding Shares are, and those offered hereby will be when issued, validly issued, fully paid and nonassessable. The holders of our Shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares can elect all of our directors then standing for election.

        The American Stock Transfer Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Shares.


                              PLAN OF DISTRIBUTION

        The common shares may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus, as supplemented. From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith.

        From time to time the selling shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares of Common Shares from time to time as described above.

        All costs, expenses and fees incurred in connection with the registration of the Common Shares, including but not limited to all registration and filing fees, printing expenses and fees of the Company's counsel and accountants, are to be borne by the Company.

        The selling shareholders and the brokers or dealers through whom sales of the common shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling shareholders or such brokers or dealers may be deemed to be underwriting commissions.

        We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales of common shares and has furnished the selling shareholders with a copy of that regulation and have also informed the selling shareholders of the rules governing the required delivery of copies of this prospectus in connection with the sale of such shares.

        There is no assurance that the selling shareholders will offer for sale or sell any or all of the common shares offered pursuant to this prospectus. In the event the shares are sold by the selling shareholders, we will not receive any of the proceeds from any such sale, except for the payment to us of the exercise prices of the outstanding warrants or the outstanding balances of promissory notes they delivered to us as consideration for the exercise of their warrants, which payments are a condition to the release of the shares from escrow.


                                  LEGAL MATTERS

        The legality of the shares offered by this prospectus is being passed upon by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York.


                                     EXPERTS

        The financial statements as of and for the year ended December 31, 2000, incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

        The financial statements of Spatialight, Inc. as of December 31, 1999 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, whose report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You can also inspect this material free of charge at the SEC's Web site at http://www.sec.gov. Finally, you can also inspect reports and other information concerning SpatiaLight at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SpatiaLight common shares is traded on The Nasdaq SmallCap Market under the symbol "HDTV." SpatiaLight's Internet web site is located at http://www.spatialight.com.


                       DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC (File No. 000-19828) are incorporated in this prospectus by reference:

               - Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed on April 16, 2001;

               - Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

               - Currents Reports on Form 8-K filed on March 20, 2001, April 3, 2001 and April 9, 2001;

               - Notice of 2001 Annual Meeting and Proxy Statement on Schedule 14A, filed on April 27, 2001;

               - The description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

        All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and before the termination of the offering of the shares under this prospectus shall be considered incorporated by reference in this prospectus and be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is considered to be incorporated by reference herein modifies or supersedes such prior statement. Any statement modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any and all of the documents that have been incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Assistant Secretary of SpatiaLight, Inc., 9 Commercial Boulevard, Suite 200, Novato, California 94949 (telephone (415) 883-1693).


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board indemnify all other corporate personnel to the extent permitted by law.

        In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

================================================================================

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT AS OF ANY SUBSEQUENT DATE.




                                SPATIALIGHT, INC.

                                  COMMON SHARES

                                3,219,605 SHARES




                                   PROSPECTUS

                               February 11, 2002




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table itemizes the costs and expenses incurred by us in connection with the offering of the common shares being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item                                               Amount
----                                               ------
SEC Registration Fee..........................    $ 1,245
Accounting fees and expenses..................          *
Legal fees and expenses.......................          *
Miscellaneous expenses........................          *
Total.........................................          *

-------------

*    To be supplied by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Restated Certificate of Incorporation, as amended, of the Registrant, filed November 6, 1991 (the "Restated Certificate"), provides in relevant part at paragraph 7, that

                      The directors of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this certificate of incorporation, provided, however, that the provisions contained herein shall not eliminate such directors' liability if a judgment or other final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law; (ii) that the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) that the directors' acts violated the provisions of Section 719 of the New York Business Corporation Law.

        Sections 721 through 726 of the New York Business Corporation Law provide the statutory basis for the indemnification by a corporation of its officers and directors when such officers and directors have acted in good faith, for a purpose reasonably believed to be in the best interests of the corporation, and subject to specified limitations set forth in the New York Business Corporation Law.

        As authorized by Article V of the Registrant's By-Laws, directors and officers of the Registrant, and certain of the Registrant's employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the New York Business Corporation Law. Article V of the Registrant's By-Laws provides as follows:

        5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

        5.2 AUTHORIZATION. The provisions for indemnification set forth in
Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders, (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

        The foregoing provisions provide for the indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The SEC takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16.  EXHIBITS.

        The following exhibits are filed with this Registration Statement unless otherwise indicated:

Exhibit No.                          Description of Exhibit
-----------                          ----------------------
5.1                 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP
                    (to be filed by amendment)
23.1                Consent of KPMG LLP
23.2                Consent of BDO Seidman, LLP, independent auditors
23.3                Consent of Robinson Silverman Pearce Aronsohn & Berman LLP
                    (to be included as part of Exhibit 5.1)
24.1                Power of attorney (included on signature page)

ITEM 17.  UNDERTAKINGS.

               A.     The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

               D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on February 8, 2002.

                                   SPATIALIGHT, INC.


                                   By: /s/ Robert A. Olins
                                       -----------------------------------------
                                       ROBERT A. OLINS
                                       Acting Chief Executive Officer, Secretary
                                       and Treasurer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Olins, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

           Signature                               Title                            Date
           ---------                               -----                            ----

/s/ Robert A. Olins               Acting Chief Executive Officer            February 8, 2002
---------------------------       (Principal Executive Officer and
Robert A.Olins                    Principal Financial and Accounting
                                  Officer), Secretary, Treasurer and
                                  Director


/s/ Lawrence J. Matteson          Director                                  February 8, 2002
---------------------------
Lawrence J. Matteson


/s/ Steven F. Tripp               Director                                  February 8, 2002
---------------------------
Steven F. Tripp


/s/ Claude Piaget                 Director                                  February 8, 2002
---------------------------
Claude Piaget

                                  EXHIBIT INDEX


                                                                           Page Number is Signed
Exhibit No.                        Description of Exhibit                  Registration Statement
-----------                        ----------------------                  ----------------------
5.1           Opinion of Robinson Silverman Pearce Aronsohn & Berman
              LLP (to be filed by amendment).
23.1          Consent of KPMG LLP.
23.2          Consent of BDO Seidman, LLP, independent auditors.
23.3          Consent of Robinson Silverman Aronsohn & Berman LLP
              (to be included as part of Exhibit 5.1).
24.1          Power of attorney (included on signature page).